Exhibit 99.1

For immediate release	Dennis F. McKenna
May 17, 2010	Preformed Line Products
(440) 473-9214
PREFORMED LINE PRODUCTS ANNOUNCES AGREEMENT
TO ACQUIRE ELECTROPAR LIMITED
Mayfield Village, Ohio, May 17, 2010 — Preformed Line Products Company (Nasdaq: PLPC) announced today that it has signed a definitive agreement to acquire the shares in Electropar Limited, a New Zealand corporation. The transaction is expected to close within ninety days.
Electropar designs, manufactures and markets pole line and substation hardware for the global electrical utility industry. Electropar is based out of New Zealand with a subsidiary operation in Australia. The acquisition of Electropar will strengthen Preformed’s position in the power distribution, transmission and substation hardware markets and will expand its presence in the Asia-Pacific region.
Preformed’s Chief Executive Officer and President, Rob Ruhlman stated, “we are very excited about joining forces with Electropar whose high quality products, customer service, and culture, including a deep respect for engineering expertise, mesh nicely with ours.” We are very pleased that our strategic focus on geographic diversity has resulted in this strong addition of talent, energy and expertise to the Preformed family.”
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

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This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s 2009 Annual Report on Form 10-K filed with the SEC on March 15, 2010. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.